Exhibit 99.1

General Moly, Inc. — NYSE MKT and TSX: GMO

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY ANNOUNCES FIRST QUARTER 2014 RESULTS

LAKEWOOD, COLORADO — May 6, 2014, General Moly, Inc. (the “Company” or “General Moly”) (NYSE MKT and TSX: GMO), a U.S.-based molybdenum mineral development, exploration, and mining company, announced its unaudited financial results for the first quarter ended March 31, 2014. Net loss for the three months ended March 31, 2014 was $2.4 million ($0.03 per share), compared to a loss of $3.0 million ($0.03 per share) for the year ago period.

Excluding restricted cash, the Company’s cash balance at March 31, 2014 was approximately $17 million compared to $22 million at December 31, 2013. During the first quarter, cash use of $5 million was the result of $3 million spent on Mt. Hope Project development costs (engineering, procurement, owner’s cost, and reclamation bond premiums) as well as $2 million in general and administrative expenses and Liberty Project related expenditures. In December 2012, the Company and POS-Minerals, as the members of Eureka Moly, LLC (“EMLLC”), agreed to hold, as restricted cash, $36 million due to the Company, of the approximately $100 million received from POS-Minerals’ December, 2012 contributions. These funds will be held in a reserve account until the Company arranges full project financing for its 80% share of Mt. Hope Project construction cost.

Bruce D. Hansen, Chief Executive Officer of General Moly, said “We are pleased to see the recent rise in underlying molybdenum prices from less than $10 per pound at the end of February to $13 per pound currently. Molybdenum pricing recently reached a 21-month high, supported by improved demand and tighter supply. We feel the molybdenum price is entering a more sustainable long term level.”

Mr. Hansen added, “We are continuing to pursue financing alternatives for the Mt. Hope Project, and have been aided by recent updates to capital and operating costs, mine plans, and project economics which are supporting ongoing due diligence efforts. These updated economics indicate that the after tax net present value at an 8% discount rate of General Moly’s 80% interest in Mt. Hope is approximately $370 million at current molybdenum prices of $13 per pound growing to over $730 million at $15 per pound molybdenum.”

Mr. Hansen concluded, “We are on track to complete the Preliminary Economic Assessment for the copper focused Liberty Starter Pit Project in the summer of 2014. We believe the results will have the potential to generate favorable economics given the Starter Pit Project’s low strip ratio in shallow pits, combined with relatively low initial capital requirements benefitting from the significant pre-existing infrastructure and the site’s prior open-pit operations. In addition, our preliminary view is that the Liberty Starter Pit Project can begin on our privately owned land which is expected to allow for a shorter and simpler permitting process with the state of Nevada. Further, the water rights we control at Liberty are capable of supporting a 50,000 ton per day milling rate although our initial focus for the Preliminary Economic Assessment will be approximately 25,000 tons per day.”

MT. HOPE PROJECT WATER RIGHTS AND PERMIT APPEALS UPDATE

Two challenges of the Mt. Hope Project’s water permits and Management, Monitoring & Mitigation (“3M”) Plan were separately appealed to the Nevada Supreme Court (“Supreme Court”) and consolidated by the Supreme Court into one appeal. Briefing has been completed, and oral argument challenging the water permits and 3M Plan was reset by the Supreme Court for June 30, 2014.

In February 2013, two parties filed a Complaint challenging issuance of the Record of Decision (“ROD”) for the Mt. Hope Project. The federal District Court in Nevada (“District Court”) approved EMLLC’s request to intervene in the Complaint. Briefing by the parties was completed in the first quarter of 2014 and probable oral argument is anticipated to be completed in the second quarter of 2014.

All permits remain in effect. The Company intends to vigorously defend the legal challenges to the water permits, the 3M plan and the ROD and we believe the Mt. Hope Project’s permits will be upheld after judicial review.

MT. HOPE PROJECT ENGINEERING AND EQUIPMENT PROCUREMENT UPDATE

Engineering is approximately 65% complete at the Mt. Hope Project. Through March 31, 2014, EMLLC has made deposits of $74.1 million on equipment orders and has paid $12.0 million into an escrow arrangement for electricity transmission services.

EMLLC has now ordered or purchased most of the long-lead milling equipment, haul trucks, mine production drills and has entered into a letter of intent for the purchase of two electric shovels.

Approximately 70% of the planned spend on process equipment has been defined through hard bids and purchase orders and the cost for this equipment is estimated to remain on budget. Further, approximately 80% of planned spend on mining equipment has been committed with cancelable purchase orders, the cost for which is also estimated to remain on budget. Some of the mining equipment committed spend is subject to Producer Price Index-based escalation and additional holding costs if there are extended delays, and some agreements would be subject to cancellation. The Mt. Hope Project remains in a construction-ready status pending full project financing.

Additional information on the Company’s first quarter 2014 results will be available in General Moly’s 2014 Form 10-Q, which will be filed with the Securities and Exchange Commission and posted on the Company’s website.

GENERAL MOLY, INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value amounts)

	March 31, 2014 (Unaudited)	December 31, 2013
ASSETS:
CURRENT ASSETS
Cash and cash equivalents	$16,966	$21,685
Deposits, prepaid expenses and other current assets	641	625
Total Current Assets	17,607	22,310
Mining properties, land and water rights	209,439	206,251
Deposits on project property, plant and equipment	74,110	74,108
Restricted cash held at EMLLC	36,000	36,000
Restricted cash held for electricity transmission	12,020	12,020
Restricted cash held for reclamation bonds	6,338	6,332
Non-mining property and equipment, net	631	669
Other assets	2,994	2,994
TOTAL ASSETS	$359,139	$360,684
LIABILITIES, CRNCI, AND EQUITY:
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$4,775	$4,691
Accrued advance royalties	500	500
Accrued payments to Agricultural Sustainability Trust	2,000	2,000
Current portion of long term debt	215	263
Total Current Liabilities	7,490	7,454
Provision for post closure reclamation and remediation costs	1,187	1,318
Accrued advance royalties	4,700	4,700
Accrued payments to Agricultural Sustainability Trust	2,000	2,000
Long term debt, net of current portion	521	538
Other accrued liabilities	875	875
Total Liabilities	16,773	16,885

COMMITMENTS AND CONTINGENCIES

CONTINGENTLY REDEEMABLE NONCONTROLLING INTEREST (“CRNCI”)	209,030	209,007

EQUITY
Common stock, $0.001 par value; 200,000,000 shares authorized, 91,869,896 and 91,761,249 shares issued and outstanding, respectively	92	92
Additional paid-in capital	274,760	273,857
Accumulated deficit before exploration stage	(213)	(213)
Accumulated deficit during exploration and development stage	(141,303)	(138,944)
Total Equity	133,336	134,792
TOTAL LIABILITIES, CRNCI, AND EQUITY	$359,139	$360,684

GENERAL MOLY, INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share amounts)

			January 1, 2002
			(Inception of
	March 31,	March 31,	Exploration Stage)
	2014	2013	to March 31, 2014
REVENUES	$—	$—	$—

OPERATING EXPENSES:
Exploration and evaluation	134	117	41,385
General and administrative expense	2,225	2,522	91,585
Write-downs of development and deposits	—	—	8,819
TOTAL OPERATING EXPENSES	2,359	2,639	141,789

LOSS FROM OPERATIONS	(2,359)	(2,639)	(141,789)

OTHER INCOME/(EXPENSE):
Interest and dividend income	—	—	4,070
Interest expense	—	(461)	(1,715)
Realized gain from sale of mining properties	—	100	3,292
Write-off of loan commitment fees (warrant)	—	—	(11,472)
Gain on forgiveness of debt (interest on bridge loan)	—	—	804
Constructive receipt of break fee	—	—	10,000
Write-off of debt issuance costs	—	—	(6,420)
TOTAL OTHER (EXPENSE)/INCOME, NET	—	(361)	(1,441)

LOSS BEFORE INCOME TAXES	(2,359)	(3,000)	(143,230)

Income Taxes	—	—	—

CONSOLIDATED NET LOSS	$(2,359)	$(3,000)	$(143,230)
Less: Net loss attributable to CRNCI	—	—	1,927
NET LOSS ATTRIBUTABLE TO GMI	$(2,359)	$(3,000)	$(141,303)
Basic and diluted net loss attributable to GMI per share of common stock	$(0.03)	$(0.03)
Weighted average number of shares outstanding— basic and diluted	91,863	91,529

COMPREHENSIVE LOSS	$(2,359)	$(3,000)	$(141,303)

GENERAL MOLY, INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

			January 1, 2002
	Three Months Ended		(Inception of
	March 31,	March 31,	Exploration Stage)
	2014	2013	to March 31, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated Net Loss	$(2,359)	$(3,000)	$(143,230)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	73	97	2,368
Interest expense	—	461	1,715
Stock-based compensation for employees and directors	574	848	20,629
(Increase) in deposits, prepaid expenses and other	(16)	(1,034)	(549)
Increase (decrease) in accounts payable and accrued liabilities	274	(1,846)	(18,768)
(Increase) in restricted cash held for electricity transmission	—	(2)	(12,020)
(Decrease) increase in post closure reclamation and remediation costs	(131)	1,124	978
Realized gain from sale of mining properties	—	(100)	(3,292)
Write-off of loan commitment fees (warrant)	—	—	11,472
Gain on forgiveness of debt (interest on bridge loan)	—	—	(804)
Constructive receipt of break fee	—	—	(10,000)
Write-off of debt issuance costs	—	—	6,420
Write downs of development and deposits	—	—	8,819
Services and expenses paid with common stock	—	—	1,990
Warrant Repricing	—	—	965
Net cash used by operating activities	(1,585)	(3,452)	(133,307)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase and development of mining properties, land and water rights	(2,890)	(11,374)	(179,754)
Deposits on property, plant and equipment	(192)	(1,067)	(73,946)
Proceeds from option to purchase agreement	—	—	4,100
(Increase) in restricted cash held for reclamation bonds	(6)	—	(5,847)
(Increase) in restricted cash — EMLLC	—	—	(36,000)
Cash provided by sale of marketable securities	—	—	109
Net cash used by investing activities	(3,088)	(12,441)	(291,338)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash proceeds from POS-Minerals	23	4,456	210,957
(Increase) decrease in leased assets, net	(65)	130	(325)
Stock proceeds, net of issuance costs, and restricted stock net share settlement	(4)	49	228,347
Increase in capitalized debt issuance costs	—	(191)	(4,420)
Proceeds from debt	—	—	10,000
Cash paid to POS-Minerals for purchase price adjustment	—	—	(2,994)
Net cash provided by financing activities	(46)	4,444	441,565
Net (decrease) increase in cash and cash equivalents	(4,719)	(11,449)	16,920
Cash and cash equivalents, beginning of period	21,685	68,331	46
Cash and cash equivalents, end of period	$16,966	$56,882	$16,966
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Equity compensation capitalized as development	$333	$237	$8,508
Change in accrued portion of deposits on property, plant and equipment	(190)	7,534	(190)
Installment purchase of equipment and land	—	—	139
Accrued portion of advance royalties	—	500	5,200
Accrued payments to Agricultural Sustainability Trust	—	—	4,000
Accrued portion of capitalized debt issuance costs	—	505	—
Post closure reclamation and remediation costs, reclamation bond, and accounts payable assumed in an acquisition	—	—	754
Common stock and warrants issued for property and equipment	—	—	1,586

* * * *

General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE MKT (formerly the NYSE AMEX) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second project, the Liberty Project, a molybdenum and copper property also located in central Nevada, our goal is to become the largest pure play primary molybdenum producer in the world. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information — General Moly:
Investors - Scott Kozak	(303) 928-8591	skozak@generalmoly.com
Media - Zach Spencer	(775) 748-6059	zspencer@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to maintain  required permits to continue construction, commence production and its ability to raise required project financing, adverse governmental regulation and judicial outcomes, including appeal of the Record of Decision and appeal of water permits and estimates related to cost of production, capital, operating and exploration expenditures.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.